Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 22, 2016

Relating to Preliminary Prospectus Supplement dated March 22, 2016 to

Prospectus dated August 25, 2015

Registration No. 333-206568

FINAL PRICING TERMS

$500,000,000 1.90% Senior Notes due 2019

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	1.90% Senior Notes due 2019

Principal Amount:	$500,000,000

Maturity Date:	April 1, 2019

Coupon:	1.90%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2016

Price to Public:	99.945%

Benchmark Treasury:	1.000% due March 15, 2019

Benchmark Treasury Yield:	1.069%

Spread to Benchmark Treasury:	T + 85 bps

Yield to Maturity:	1.919%

Optional Redemption Provision:

Make-Whole Call:	T + 15 bps

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the acquisition by Sysco Corporation of Cucina Lux Investments Limited does not occur on or prior to March 31, 2017 or if the agreement relating to such acquisition is terminated on or prior to March 31, 2017.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 22, 2016

Expected Settlement Date:	T + 7; April 1, 2016

CUSIP/ISIN Numbers:	871829 BB2 / US871829BB25

Ratings:	A3 (Negative) by Moody’s Investors Service, Inc. BBB+ (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC
Comerica Securities, Inc. PNC Capital Markets LLC Rabo Securities USA, Inc. Santander Investment Securities Inc. The Williams Capital Group, L.P.

$500,000,000 2.50% Senior Notes due 2021

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	2.50% Senior Notes due 2021

Principal Amount:	$500,000,000

Maturity Date:	July 15, 2021

Coupon:	2.50%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2016

Price to Public:	99.948%

Benchmark Treasury:	1.125% due February 28, 2021

Benchmark Treasury Yield:	1.411%

Spread to Benchmark Treasury:	T + 110 bps

Yield to Maturity:	2.511%

Optional Redemption Provision:

Make-Whole Call:	T + 20 bps

Par Call:	On or after June 15, 2021 (1 month prior to maturity)

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the acquisition by Sysco Corporation of Cucina Lux Investments Limited does not occur on or prior to March 31, 2017 or if the agreement relating to such acquisition is terminated on or prior to March 31, 2017.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 22, 2016

Expected Settlement Date:	T + 7; April 1, 2016

CUSIP/ISIN Numbers:	871829 BA4 / US871829BA42

Ratings:	A3 (Negative) by Moody’s Investors Service, Inc. BBB+ (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC Comerica Securities, Inc. PNC Capital Markets LLC
Rabo Securities USA, Inc. Santander Investment Securities Inc. The Williams Capital Group, L.P.

$1,000,000,000 3.30% Senior Notes due 2026

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	3.30% Senior Notes due 2026

Principal Amount:	$1,000,000,000

Maturity Date:	July 15, 2026

Coupon:	3.30%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2016

Price to Public:	99.623%

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Yield:	1.944%

Spread to Benchmark Treasury:	T + 140 bps

Yield to Maturity:	3.344%

Optional Redemption Provision:

Make-Whole Call:	T + 25 bps

Par Call:	On or after April 15, 2026 (3 months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 22, 2016

Expected Settlement Date:	T + 7; April 1, 2016

CUSIP/ISIN Numbers:	871829 BC0 / US871829BC08

Ratings:	A3 (Negative) by Moody’s Investors Service, Inc. BBB+ (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

$500,000,000 4.50% Senior Notes due 2046

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	4.50% Senior Notes due 2046

Principal Amount:	$500,000,000

Maturity Date:	April 1, 2046

Coupon:	4.50%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2016

Price to Public:	99.657%

Benchmark Treasury:	3.000% due November 15, 2045

Benchmark Treasury Yield:	2.721%

Spread to Benchmark Treasury:	T + 180 bps

Yield to Maturity:	4.521%

Optional Redemption Provision:

Make-Whole Call:	T + 30 bps

Par Call:	On or after October 1, 2045 (6 months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 22, 2016

Expected Settlement Date:	T + 7; April 1, 2016

CUSIP/ISIN Numbers:	871829 BD8 / US871829BD80

Ratings:	A3 (Negative) by Moody’s Investors Service, Inc. BBB+ (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC at 212-834-4533 and TD Securities (USA) LLC at 1-855-495-9846.

Sysco Corporation expects delivery of the notes will be made against payment therefor on April 1, 2016, which is the 7th business day following the date of this term sheet (such settlement being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

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